Exhibit 99.1

WATER NOW, INC. ANNOUNCES FIVE YEAR CONTRACT AGREEMENT FOR ITS HYDRASPIN MOBILE HS5500 UNIT

Fort Worth, TX, November 14, 2019 -- Water Now, Inc. (“Water Now” or the “Company”) (OTC: WTNW) a leading water purification solutions company, today announced that the Company, through its Hydraspin USA subsidiary, signed a five-year Exclusive Distributor Agreement (the “Agreement”) with a Texas-based oil producer (the “Distributor”) to become the exclusive distributor of Hydraspin products in certain Texas and New Mexico territories.

Under the Agreement, Hydraspin USA shall provide these products to the Distributor at no cost and will receive certain net revenues from the sale of hydrocarbons produced by the products. Hydraspin will share 7.5% of net revenues for the first 10 installed products and 15% of the net revenues for the eleventh product installed and all subsequent products installed with the Distributor.

In order for the Distributor to maintain the exclusivity granted in the agreement, it must deploy products in 25 new locations during each 12-month period following the effective date of November 12, 2019 and satisfy certain utilization oil recovery requirements. If the Agreement is extended beyond the initial term of five years, the number of customer locations to be secured to maintain exclusivity shall be increased to 50 per year.

The Company and the Distributor estimate that the first 25 products deployed will produce approximately $40 million in annualized gross revenues to Hydraspin.

For more information, please visit www.waternowinc.com.

Forward Looking Statements

Statements in this document contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on many assumptions and estimates and are not guarantees of future performance. These statements may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements Water Now, Inc. to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Water Now, Inc. assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation those set forth as "Risk Factors" in our filings with the Securities and Exchange Commission ("SEC"). There may be other factors not mentioned above or included in the Water Now's SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement. Water Now, Inc. assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

Investor Relations Contact:

Porter, LeVay & Rose

Michael Porter

212-564-4700

waternow@plrinvest.com